FOR IMMEDIATE RELEASE

For: MAF Bancorp, Inc. 55th Street & Holmes Avenue Clarendon Hills, IL 60514	Contacts: Jerry A. Weberling, Chief Financial Officer (630) 887-5999

www.mafbancorp.com	Michael J. Janssen, SVP (630) 986-7544

MAF BANCORP REPORTS SECOND QUARTER EARNINGS OF
$.76 PER SHARE

Clarendon Hills, Illinois, July 21, 2005 — MAF Bancorp, Inc. (MAFB) reported net income for the second quarter ended June 30, 2005 of $25.1 million, or $.76 per diluted share, compared to $26.0 million, or $.77 per diluted share reported in last year’s second quarter. The decline compared to a year ago was largely attributable to lower results in the Company’s real estate development operation, where results are expected to be significantly better in the second half of 2005.

Net Interest Income and Net Interest Margin

	QE 6/30/05	QE 3/31/05	QE 6/30/04
Net interest margin	2.96%	3.04%	3.05%
Interest rate spread	2.74%	2.82%	2.86%
Net interest income (000's)	$67,078	$67,539	$65,170

Average assets:
Yield on interest-earning assets	5.16%	5.04%	4.85%
Yield on loans receivable	5.37%	5.22%	5.05%
Yield on mortgage-backed securities	4.22%	4.05%	3.78%
Average interest-earning assets (000's)	$9,060,715	$8,899,553	$8,539,108

Average liabilities:
Cost of interest-bearing liabilities	2.42%	2.22%	1.99%
Cost of deposits	1.83%	1.62%	1.34%
Cost of borrowed funds	3.66%	3.50%	3.34%
Average interest-bearing liabilities (000's)	$8,246,251	$8,045,667	$7,704,319

Net Interest Margin: 2nd Quarter 2005 v. 1st Quarter 2005. The net interest margin declined eight basis points during the quarter as higher short-term interest rates, competition for deposits and a changing deposit mix resulted in increased retail and wholesale funding costs. The Company’s repurchase of stock during the quarter, which was funded with trust preferred financing, also contributed to the reduction in the net interest margin. The 21 basis point rise in the cost of deposits is largely due to higher rates on money market accounts and certificates of deposit driven by the higher short-term interest rates and more aggressive deposit pricing in the Company’s markets. Higher interest rates also resulted in increased asset yields but these advances were not as significant as the increased cost of interest-bearing liabilities. The yield on loans receivable increased by 15 basis points driven by the increased yield on the equity line of credit and business banking portfolios, which in a rising rate environment, reprice more quickly than other components of the loan portfolio. If the yield curve continues to be flat for the remainder of the year, this trend, coupled with the strong competition for deposits in the Company’s markets, is likely to continue to pressure the Company’s interest rate spread and the net interest margin throughout 2005.

Average interest-earning assets grew $161.2 million or 1.8% during the quarter. The growth primarily reflects a $112.0 million (9%) increase in the balance of mortgage-backed securities. Average loans receivable balances increased by $37.7 million compared to the prior quarter. Compared to the first quarter of 2005, the average balance of interest-bearing liabilities rose by $200.6 million, or 2.5%, to $8.25 billion during the second quarter of 2005. During the current quarter the Company also invested an additional $35 million in bank owned life insurance which is recorded in other assets rather than interest-earning assets and provides an attractive after-tax investment return.

Net Interest Margin: June 2005 v. June 2004. On a year-over-year basis, the net interest margin declined by nine basis points. Compared to the prior year quarter, the Company’s average asset yields in the current quarter were 31 basis points higher, while the average cost of interest-bearing liabilities increased by 43 basis points. Average interest-earning assets and average-interest bearing liabilities grew by 6.1% and 7.0%, respectively, over the past year, due both to the 2004 acquisition of Chesterfield Financial and organic balance sheet growth.

Loan Portfolio Composition

	6/30/05		3/31/05		12/31/04
	(Dollars in thousands)
One- to four-family	$4,129,019	59.1%	$4,038,442	59.0%	$4,036,826	58.7%
Home equity loans and lines of credit	1,342,953	19.2	1,316,755	19.3	1,336,090	19.4
Multi-family	654,206	9.4	654,574	9.6	646,269	9.4
Commercial real estate	513,645	7.4	492,412	7.2	504,521	7.3
Commercial business	143,477	2.1	147,842	2.2	147,345	2.1
Construction	131,465	1.9	117,805	1.7	135,249	2.0
Land	58,332	0.8	63,110	0.9	64,564	1.0
Consumer loans	7,230	0.1	8,479	0.1	7,650	0.1

Total loans receivable, net	$6,980,327	100.0%	$6,839,419	100.0%	$6,878,514	100.0%

The composition of the company’s loan portfolio by category remained consistent during the first six months of 2005. Annualized growth in the overall portfolio totaled 8.2% over the past three months, primarily due to growth in 1-4 family, equity lines of credit and commercial real estate loan balances. Overall loan origination volumes for the first half of 2005 have largely met the Company’s expectations while loan sale volumes have been ahead of plan, leading to greater than expected loan sale gains. However, loan prepayments and amortization have been significantly ahead of expectations thus far in 2005 leading to lower than expected growth in loan balances. Rate competition for business lending remains heavy in both the Chicago and Milwaukee markets and the Company has chosen not to relax its credit or pricing standards to achieve growth in loan balances.

Non-Interest Income

	QE 6/30/05	QE 3/31/05	QE 6/30/04
Total non-interest income (000's)	$17,952	$17,835	$19,082
Non-interest income / total revenue(1)	21.1%	20.9%	22.6%

(1)	Total revenue equals net interest income plus non-interest income

Overview.     As anticipated, the Company did not record meaningful real estate development income during the second quarter of 2005, which resulted in a $1.1 million, or 5.9%, decline in non-interest income for the current quarter compared to the second quarter of 2004. Higher gains on sale of loans and additional income on bank owned life insurance investments in the current period partially offset the lower real estate income. Non-interest income results in the current quarter were slightly ahead of results for the first quarter of the year.

Residential Mortgage Originations, Sales and Servicing

	QE 6/30/05	QE 3/31/05	QE 6/30/04
	(Dollars in thousands)
1-4 Family Originations and Purchases
Fixed-rate	$167,556	$134,101	$343,440
Adjustable rate	370,936	280,628	495,068

Total	$538,492	$414,729	$838,508

Fixed-rate %	31%	32%	41%
Adjustable rate %	69	68	59
Refinance %	27	40	50

Loan Sales
Fixed-rate	$144,236	$145,525	$208,089
Adjustable rate	13,852	8,364	49,403

Total	158,088	153,889	257,492
Equity lines of credit	27,159	76,843	—

Total loans sold	$185,247	$230,732	$257,492

Gain on sale of 1-4 family mortgages	$1,419	$1,946	$1,676
Gain on sale of equity lines of credit	885	1,930	—

Total loan sale gains	$2,304	$3,876	$1,676

Margin on 1-4 family loan sales (basis points)	.90%	1.26%	.65	%(1)

Loan Servicing
Loan servicing fee income	$658	$681	$(115)
Valuation recovery on mortgage servicing rights	—	125	1,200
Capitalized mortgage servicing rights as a percentage of loans
serviced for others (basis points)	.69%	.69%	.75%

(1)	A change in accounting treatment resulted in a 30 basis point reduction in margin on loan sales for the quarter ended June 30, 2004.

Residential loan volume activity rebounded in the current quarter after retreating during the first quarter of 2005. Total 1-4 family mortgage loan volume was up 30% during the past three months compared to the first quarter of 2005, primarily due to the strong home purchase market. Total 1-4 mortgage volume is down 36% compared to the same quarter a year ago as the volume of refinance activity has decreased significantly.

The Company is seeking to expand its wholesale equity line of credit production and expects to continue sales of these single-service loans during 2005 if favorable pricing trends continue. The Company is also exploring the introduction of various non-conforming and sub-prime mortgage products due to the increased demand for these products in the overall mortgage market. The Company currently expects that it would sell sub-prime loans into the secondary market.

Deposit Account Service Fees

	QE 6/30/05	QE 3/31/05	QE 6/30/04
Deposit service charges (000's)	$8,769	$7,646	$8,721
Deposit service fees / total revenue	10.3%	9.0%	10.4%
Number of checking accounts (period end)	251,900	246,600	238,600

While deposit account service fees remained relatively stable with fees recorded in last year’s second quarter, on a sequential quarter basis this revenue source was up 14.7%, primarily reflecting increases in consumer overdraft activity and debit card usage during the quarter and to a lesser extent, higher fees implemented during the quarter. Net checking account growth improved over recent quarters and was boosted by an aggressive marketing and cash gift deposit promotion.

Real Estate Development Operations

	QE 6/30/05	QE 3/31/05	QE 6/30/04
Real estate development income - total (000's)	$166	$—	$2,509
Residential lot sales	4	—	64
Pending lot sales at quarter end	182	169	10
Investment in real estate held for development or sale (000's)	$46,336	$40,173	$38,416

The Company’s real estate profits for the current quarter resulted from the sale of the four remaining lots in its Shenandoah subdivision. A total of 326 lots were sold in this Plainfield, IL subdivision over the past three years resulting in total gross profits of more than $11 million. Development work in the Company’s new Plainfield development, Springbank, continued during the quarter. Springbank is expected to cover nearly 1,600 residential lots in addition to a number of commercial and townhome parcels. As previously disclosed, the Company expects the initial lot sales in Springbank to begin closing in the second half of the year. The Company has offered initial lots for sale to builders in the first phase of the development and has experienced healthy demand to date. At June 30, 2005, 182 lots were under contract for sale.

Non-Interest Expense

	QE 6/30/05	QE 3/31/05	QE 6/30/04
Total non-interest expense (000's)	$46,596	$48,155	$45,184
Non-interest expense to average assets	1.89%	1.99%	1.96%
Efficiency ratio(1)	54.97%	56.74%	53.61%

(1)	The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.

2nd Quarter 2005 v. 1st Quarter 2005. Total non-interest expense declined by $1.6 million compared to the first quarter of 2005 as compensation and benefits expense declined by $2.0 million due to lower employment taxes, retirement plan and incentive expenses. This decline was offset in part by a $1.0 million increase in advertising expense, which reflected a more aggressive marketing campaign and special promotions to attract and retain deposits. Other non-interest expenses declined by $754,000 over the past three months primarily due to a $350,000 decrease in consulting fees related to various efficiency and back-office process improvement projects. These projects have begun to result in reduced headcount, improved staffing efficiencies and a reduction in overall costs in the Company’s retail operation.

2nd Quarter 2005 v. 2nd Quarter 2004. Compared to a year ago, total non-interest expenses increased by $1.4 million, or 3.1%. Advances in compensation and benefits, occupancy, advertising and other expenses were partially offset by declines in data processing expense. The prior year quarter included $880,000 of expenses relating to the completion of the St. Francis Bank systems conversion including software programming costs and incremental incentive compensation and overtime costs.

Income Tax Expense

Income tax expense totaled $13.4 million in the current quarter, equal to an effective income tax rate of 34.8%, slightly lower than the 35.0% reported in the first quarter of 2005 and higher than the 33.0% effective rate reported for the quarter ended June 30, 2004. In last year’s second quarter, the effective tax rate was lower due to the resolution of certain prior years’ income tax matters.

Asset Quality

	QE 6/30/05	QE 3/31/05	QE 6/30/04
	(Dollars in thousands)
Non-performing loans (NPL)	$30,548	$30,309	$28,944
Non-performing assets (NPA)	$30,935	$31,779	$31,152
NPL / total loans	.44%	.44%	.43%
NPA / total assets	.31%	.33%	.33%
Allowance for loan losses (ALL)	$36,134	$36,249	$34,721
ALL / total loans	.52%	.53%	.52%
ALL / NPL	118%	119.6%	120.0%
Provision for loan losses	$—	$—	$280
Net charge-offs (recoveries)	$115	$6	$ (4)

Asset quality continues to be excellent. Asset quality ratios were basically unchanged compared to the quarter ended March 31, 2005 and the year ago period and net chargeoffs continue to run at very low levels. At June 30, 2005, 94% of non-performing loans consisted of loans secured by one-to four-family residential properties, compared to 91% reported at March 31, 2005.

Balance Sheet & Capital

	6/30/05	3/31/05	6/30/04
	(Dollars in thousands)
Assets:
Total assets	$10,059,203	$9,715,529	$9,374,628
Loans receivable	7,015,022	6,831,830	6,730,929
Mortgage-backed securities	1,444,765	1,314,000	975,348

Liabilities and Equity:
Total liabilities	$9,108,946	$8,762,459	$8,468,564
Deposits	6,110,080	6,014,946	5,673,046
Borrowed funds	2,771,244	2,575,155	2,612,099
Junior subordinated debentures	30,928	—	—
Stockholders' equity	950,257	953,070	906,064

Other:
Core deposits / total deposits	57.8%	58.9%	60.8%
Book value per share	$29.72	$29.27	$27.74
Stockholders' equity / total assets	9.5%	9.8%	9.7%

Deposit Composition

	6/30/05		3/31/05		12/31/04
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Commercial checking	$268,280	—%	$246,891	—%	$239,249	—%
Non-interest bearing checking	263,618	—	251,769	—	250,569	—
Interest-bearing checking	846,806.89		906,577.94		972,009.94
Commercial money market	74,168	2.43	86,705	2.05	64,810	1.47
Money market	718,112	1.97	667,740	1.38	611,507.97
Passbook	1,356,210.58		1,386,562.57		1,399,099.57

Core deposits	3,527,194.89		3,546,244.78		3,537,243.68

Certificates of deposit	2,581,170	3.06	2,466,414	2.83	2,395,605	2.66

Unamortized premium	1,716	—	2,288	—	2,860	—

Total deposits	$6,110,080	1.81%	$6,014,946	1.62%	$5,935,708	1.48%

Deposits increased by $95.1 million in the quarter equal to an annualized growth rate of 6.3% primarily due to successful retail deposit promotions in late April that attracted money market and certificate of deposit accounts. The rising rate environment along with heavy competition for deposits, has led to higher rates on core deposit accounts and a change in mix toward higher costing certificates of deposit.

During the current quarter, the Company formed a special purpose finance subsidiary, and the subsidiary issued $30 million in trust preferred securities. The trust preferred securities mature in 30 years and are callable at par in five years at the Company’s option. The Company will pay interest on the indebtedness at 3-month LIBOR plus 1.75%, resetting quarterly. The proceeds were used to repay amounts drawn on the Company’s existing $55 million line of credit, which remains available for general corporate purposes.

Stockholders’ equity declined by $2.8 million in the past three months reflecting the repurchase of $29.0 million of Company stock which was offset by net income results for the quarter. The Company repurchased 698,500 shares during the quarter at an average price of $41.56 per share. At June 30, 2005, 1,500 shares remained authorized for repurchase under the Company’s 1.2 million share repurchase program announced in January 2005. Stockholders’ equity was also impacted by the $7.0 million increase in the fair value of the Company’s available for sale securities portfolio and $7.4 million of cash dividends declared during the quarter. The Bank’s tangible, core and risk-based capital percentages of 7.30%, 7.30% and 11.54%, respectively, at June 30, 2005, exceeded minimum and well-capitalized regulatory capital requirements.

Results for the Six Months Ended June 30, 2005

Diluted earnings per share totaled $1.48 in the current six-month period compared to $1.50 last year. For the six months ended June 30, 2005, net income totaled $49.2 million compared to $50.8 million in last year’s comparable period. Net interest income totaled $134.6 million compared to $129.2 million last year, due to an increase in volume while the net interest margin contracted to 3.00% for the six months ended June 30, 2005, compared to 3.08% for the first six months of 2004. Return on equity for the six months ended June 30, 2005 was 10.30% compared to 11.14% for the six months ended June 30, 2004.

Non-interest income totaled $35.8 million for the six months ended June 30, 2005, equal to 21.0% of total revenue. For the six months ended June 30, 2004, non-interest income was $39.5 million, or 23.4% of total revenue. Higher loan sale gains in the current six-month period were offset by lower investment security gains and significantly lower income from real estate operations. As previously discussed, the Company expects the first closing of lots in the Springbank development to occur in the second half of 2005.

Non-interest expense totaled $94.8 million in the current six-month period, compared to $92.1 million reported for the six months ended June 30, 2004, an increase of 2.9%. Compensation and benefits expense increased by 3.2% for the current six-month period compared to the prior year period while occupancy and equipment costs increased by 7.4% over this same period, the result in part of a greater number of branch office facilities compared to a year ago due to the Chesterfield acquisition and the opening of three denovo branches over the past 12 months.

EFC Acquisition

On June 30, 2005, the Company announced it had reached an agreement to acquire Elgin, IL-based EFC Bancorp Inc. in a cash and stock transaction valued at approximately $177.5 million on the date of announcement. The Company currently expects the transaction to close in January 2006. At March 31, 2005, EFC had assets of $1.0 billion, deposits of $690 million and seven offices in Kane County and one each in McHenry and Cook Counties. The acquisition is expected to move MAF to #7 in deposit market share in the Chicago MSA and from #15 to #3 in Kane County, where population growth is expected to exceed 17% over the next five years.

Company Profile

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 73 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. The Company’s most recent office opening was on June 20, 2005 in Pewaukee, WI. Offices in Wisconsin operate under the name “St. Francis Bank, a division of Mid America Bank.” The Company’s common stock trades on the Nasdaq Stock Market under the symbol MAFB.

Forward-Looking Information

Statements contained in this news release that are not historical facts, constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management’s outlook or future prospects of the Company and its subsidiaries include, but are not limited to, higher than expected overhead, infrastructure and compliance costs, unanticipated changes in interest rates or further flattening of the yield curve, less than anticipated balance sheet growth, demand for loan products, unanticipated changes in secondary mortgage market conditions, deposit flows, competition, adverse federal or state legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, deteriorating economic conditions which could result in increased delinquencies in the Company's loan portfolio, the quality or composition of the Company's loan or investment portfolios, demand for financial services and residential real estate in the Company's market area, delays in real estate development projects, difficulties or delays related to the pending acquisition of EFC Bancorp, the possible short-term dilutive effect of the EFC acquisition or other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

NOTE: The following notice is included to meet certain legal requirements.

MAF will be filing a registration statement with the Securities and Exchange Commission containing a proxy statement/prospectus and other documents regarding its proposed transaction with EFC Bancorp. EFC Bancorp shareholders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about MAF and EFC, and the proposed transaction. When available, copies of this proxy statement/prospectus will be mailed to EFC shareholders, and it and other documents filed by MAF or EFC with the SEC may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to MAF at 55th Street & Holmes Avenue, Clarendon Hills, IL 60514 or EFC at 1695 Larkin Avenue, Elgin, IL 60123.

EFC and its directors, executive officers and certain other members of management and employees may be soliciting proxies from their stockholders in favor of the proposed merger. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of EFC’s stockholders in connection with the proposed merger is set forth in EFC’s proxy statement filed with the SEC on March 17, 2005 relating to its annual meeting of stockholders held on April 19, 2005. Additional information will be set forth in the proxy statement/prospectus when it is filed with the SEC.

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)
Interest income	$116,764	$103,378	$228,288	$205,385
Interest expense	49,686	38,208	93,671	76,186

Net interest income	67,078	65,170	134,617	129,199
Provision for loan losses	—	280	—	580

Net interest income after provision for loan losses	67,078	64,890	134,617	128,619
Non-interest income:
Net gain (loss) on sale of:
Loans receivable held for sale	2,304	1,676	6,180	3,456
Mortgage-backed securities	—	—	—	489
Investment securities	262	(32)	760	2,802
Foreclosed real estate	74	50	208	196
Income from real estate operations	166	2,509	166	3,611
Deposit account service charges	8,769	8,721	16,415	16,577
Other loan fees	1,489	1,445	2,629	2,972
Loan servicing fee income, net	658	(115)	1,339	126
Valuation recovery on mortgage servicing rights	—	1,200	125	1,755
Brokerage commissions	1,085	1,002	2,100	2,098
Other	3,145	2,626	5,865	5,395

Total non-interest income	17,952	19,082	35,787	39,477
Non-interest expense:
Compensation and benefits	24,620	24,006	51,250	49,640
Office occupancy and equipment	7,219	6,722	14,200	13,225
Advertising and promotion	3,047	2,594	5,069	5,001
Data processing	1,991	2,289	4,035	4,407
Other	8,987	8,842	18,728	18,330
Amortization of core deposit intangibles	732	731	1,469	1,471

Total non-interest expense	46,596	45,184	94,751	92,074

Income before income taxes	38,434	38,788	75,653	76,022
Income taxes	13,375	12,818	26,417	25,258

Net income	$25,059	$25,970	$49,236	$50,764

Basic earnings per share	$.78	$.79	$1.51	$1.54

Diluted earnings per share	$.76	$.77	$1.48	$1.50

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Cash and due from banks	$136,275	$148,055
Interest-bearing deposits	41,053	56,089
Federal funds sold	43,007	42,854

Total cash and cash equivalents	220,335	246,998
Investment securities available for sale, at fair value	431,420	388,959
Stock in Federal Home Loan Bank of Chicago, at cost	203,916	278,916
Mortgage-backed securities available for sale, at fair value	1,180,546	948,168
Mortgage-backed securities held to maturity (fair value $263,302 and $244,615)	264,219	245,021
Loans receivable held for sale	70,829	39,521
Loans receivable, net	6,980,327	6,878,514
Allowance for loan losses	(36,134)	(36,255)

Loans receivable, net of allowance for loan losses	6,944,193	6,842,259

Accrued interest receivable	38,384	34,888
Foreclosed real estate	387	1,487
Real estate held for development or sale	46,336	35,091
Premises and equipment, net	144,540	140,898
Other assets	172,315	135,249
Goodwill	305,162	305,166
Intangibles, net	36,621	38,763

	10,059,203	9,681,384

Liabilities and Stockholders' Equity
Liabilities:
Deposits	6,110,080	5,935,708
Borrowed funds	2,771,244	2,600,667
Junior subordinated debentures	30,928	—
Advances by borrowers for taxes and insurance	50,309	43,285
Accrued expenses and other liabilities	146,385	127,338

Total liabilities	9,108,946	8,706,998

Stockholders' equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none
outstanding	—	—
Common stock, $.01 par value; 80,000,000 shares authorized; 33,634,642
shares issued; 31,975,484 and 33,273,235 shares outstanding	336	336
Additional paid-in capital	526,603	522,047
Retained earnings, substantially restricted	499,800	468,408
Accumulated other comprehensive income (loss), net of tax	(5,546)	(1,676)
Stock in Gain Deferral Plan; 245,467 shares at December 31, 2004	—	1,211
Treasury stock, at cost 1,659,158 and 361,407 shares	(70,936)	(15,940)

Total stockholders' equity	950,257	974,386

	$10,059,203	$9,681,384

MAF BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(In thousands, except share data)
(Unaudited)

	June 30, 2005	December 31, 2004	June 30, 2004
Book value per share	$29.72	$29.28	27.74
Tangible book value per share	19.81	19.72	19.32
Stockholders' equity to total assets	9.45%	10.06%	9.67%
Tangible stockholders' equity to tangible assets	6.50	7.01	6.93
Tangible capital ratio (Bank only)	7.30	7.14	6.71
Core capital ratio (Bank only)	7.30	7.14	6.71
Risk-based capital ratio (Bank only)	11.54	11.30	10.60
Common shares outstanding:
Actual	31,975,484	33,273,235	32,667,915
Basic (weighted average for quarter)	32,213,872	33,165,321	32,740,881
Diluted (weighted average for quarter)	32,876,244	33,961,253	33,564,045
Non-performing loans	$30,548	$31,473	28,944
Non-performing assets	30,935	32,960	31,152
Allowance for loan losses	36,134	36,255	34,721
Non-performing loans to total loans	.44%	.46%	.43%
Non-performing assets to total assets	.31	.34	.33
Allowance for loan losses to total loans	.52	.53	.52
Mortgage loans serviced for others	$3,641,169	$3,641,445	3,308,843
Capitalized mortgage servicing rights, net	25,024	25,697	24,779
Core deposit intangibles, net	11,597	13,066	12,590
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Average balance data:
Total assets	$9,849,133	$9,238,105	$9,754,341	$9,087,753
Loans receivable	6,948,067	6,665,054	6,929,317	6,561,424
Interest-earning assets	9,060,715	8,539,108	8,980,579	8,401,997
Interest-bearing deposits	5,596,614	5,201,601	5,537,016	5,177,834
Interest-bearing liabilities	8,246,251	7,704,319	8,146,513	7,588,643
Stockholders' equity	943,886	910,958	956,047	911,079
Performance ratios (annualized):
Return on average assets	1.02%	1.12%	1.01%	1.12%
Return on average equity	10.62	11.40	10.30	11.14
Average yield on interest-earning assets	5.16	4.85	5.10	4.89
Average cost of interest-bearing liabilities	2.42	1.99	2.32	2.01
Interest rate spread	2.74	2.86	2.78	2.88
Net interest margin	2.96	3.05	3.00	3.08
Average interest-earning assets to average
interest-bearing liabilities	109.88	110.84	110.24	110.72
Non-interest expense to average assets	1.89	1.96	1.94	2.03
Non-interest expense to average assets and loans
serviced for others	1.38	1.44	1.41	1.49
Efficiency ratio(1)	54.97	53.61	55.85	55.67
Loans sold	185,247	257,492	415,979	390,973
Cash dividends declared per share	.23	.21	.46	.42
(1)
The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.